EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Landec Corporation 2013 Stock Incentive Plan of our reports dated August 6, 2013 with respect to the consolidated financial statements of Landec Corporation and the effectiveness of internal control over financial reporting of Landec Corporation included in its Annual Report (Form 10-K) for the year ended May 26, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 6, 2014